AMENDED CERTIFICATE OF DETERMINATION

OF THE RIGHTS AND PREFERENCES OF C PREFERRED STOCK

OF SACK LUNCH PRODUCTIONS, INC.

WHEREAS, the Articles of Incorporation of SACK LUNCH PRODUCTIONS., a corporation organized and existing under the laws of Utah (the “Company”), as amended, provide that the Company has authorized Fifty Million (50,000,000) shares of par value $0.001 preferred stock (“Preferred Stock”) and, further, that this be the designation, powers, preferences and relative participating, option or other special rights and qualification, limitations or restrictions of the shares of such Preferred Stock as may be issued from time to time in one or more series, each of such series to have such voting powers, designation, preferences, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the directors; and

WHEREAS, THE COMPANY DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, and in accordance with the provisions of applicable law of Utah, the Company’s directors have duly adopted the following resolutions determining this Amended Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as Series C Convertible Preferred Stock.

RESOLVED, that pursuant to the authority vested in the directors of this Company by its Articles of Incorporation, a special class of preferred stock of the Company be and is hereby created out of the 50,000,000 shares of Preferred Stock available for issuance, such series to be designated as Series C Convertible Preferred Stock (the “Series C Preferred”), consisting of Two Million Five Hundred Thousand (2,500,000) shares, all prior shares issued in excess of that number shall be returned to the Company and cancelled, of which for the authorized shares the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Company’s Articles of Incorporation), shall be as presently constituted and adopted by the Company.

IN WITNESS WHEREOF, the undersigned Directors, the president and the secretary of SACK LUNCH PRODUCTIONS INC., a Utah corporation, did hereby execute this Certificate effective the 24th day of July, 2017.

/s/ Richard Surber
Richard D. Surber, Director and President

/s/ Gerald Einhorn
Gerald Einhorn, Director

/s/ Scott C. Coffman
Scott C. Coffman, Director

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